Pricing  Supplement  No.  4                   Filing  under  Rule  424(b)(3)
Dated  July  14,  1999                        Registration  File  No. 333-51843
(To Prospectus dated August 10, 1998 and
Prospectus Supplement dated August 10, 1998   Cusip  # 948 74R BH8
as supplemented January 14, 1999)

                                  $195,000,000
                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A

Principal amount:  $20,000,000                Floating  Rate  Notes:  N/A
Interest Rate (if  fixed  rate): 7.35%        Interest rate basis:  N/A
Stated Maturity:  July  20,  2009             Paper  Rate
Specified Currency:  U.S.  $                          Prime  Rate
Applicable Exchange Rate (if  any):                   LIBOR
    U.S.  $1.00  =  N/A                               Treasury  Rate
Issue  price  (as  a  percentage  of                  CD  Rate
    principal  amount):  100%                         Federal  Funds  Rate
Selling Agent's  ommission (%): 0.65%                 Other
Purchasing Agent's discount                   Index  Maturity:  N/A
    or commission  (%):  N/A                  Spread:  N/A
Net proceeds to the Company (%): 99.35%       Spread  Multiplier:  N/A
Settlement  date  (original                   Maximum  Rate:  N/A
    issue date):  July 19, 1999               Minimum  Rate:  N/A
Redemption Commencement                       Initial  Interest  Rate:  N/A
    Date (if any):  N/A                       Interest  Reset  Date(s):  N/A
Interest Determination Date(s):  N/A          Optional Repayment Date: N/A
Calculation Date(s):  N/A
Interest Payment Date(s):  3/15,  9/15
Regular  Record  Date(s):  3/1,  9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $109,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             WARBURG DILLON READ LLC